Exhibit 99.1

FOR IMMEDIATE RELEASE

Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant
Sales for the Second Four Week Period of the Second Fiscal Quarter 2011

MIAMI, FLORIDA, September 16, 2010 -- Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales and comparable restaurant sales for the second four week period (August 16 – September 12, 2010) of the second fiscal quarter 2011 compared to the same four week period for the second fiscal quarter 2010 (August 17 – September 13, 2009). These results demonstrate continued positive momentum resulting from the company’s implementation of its Renewal Program.

Total restaurant sales increased 3.5% to $23.5 million from $22.7 million, while Company-wide comparable restaurant sales increased 4.2%, representing the 7th consecutive period with comparable restaurant sales increases. By concept, comparable restaurant sales increased 7.8% at Benihana teppanyaki, while the impact of macro-economic weakness caused decreases of 2.2% at RA Sushi and 2.1% at Haru. There were a total of 388 store-operating weeks during the second four weeks of the second fiscal quarter 2011 compared to a total of 394 store-operating weeks during the second four weeks of the second fiscal quarter 2010.

Richard C. Stockinger, Chief Executive Officer and President, said, “We believe these four week sales results, including traffic gains at Benihana teppanyaki of 7.2%, are among the strongest in the upscale casual segment of the industry and lend further credence to the soundness of our business strategy and management’s ability to execute successfully despite what remains both a challenging and competitive environment. New and returning guests are embracing our flagship brand, with our marketing programs continuing to attract interest and resulting in increasing guest traffic. Even as we continue to turn around our iconic brand, we are also focusing on strengthening our other brands which are disproportionately impacted by the ongoing macro-economic weakness.”

Safe Harbor Statement
Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of the Company, including, without limitation: risks related to the Company’s business strategy, including the Company’s renewal program and marketing programs; risks related to the Company’s ability to operate successfully in the current challenging economic environment; risks related to the Company’s efforts to strengthen its teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results.  In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

About Benihana
Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 97 restaurants nationwide, including 63 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and 25 RA Sushi Bar restaurants. In addition, 20 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Contact
Jeremy Fielding / Adam Weiner
Kekst and Company
(212) 521-4800